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                                                                   Exhibit 10.14

                      -------------------------------------
                             [LOGO OF e-MedSoft.com]
                      -------------------------------------

August 13, 2001

John Shepherd
107 N, Roscoe Blvd
Ponte Verde Beach. FL 32082

Dear John:

This letter is to confirm our discussion and agreement relative to your termination from e-MedSoft.com (the "Company"), your claims against the Company, and claims the company has against you. This letter, upon your execution, supersedes Article 5 of your Executive Employment Agreement (attached) with the Company and constitutes a fina1 binding settlement between you and the Company with regard to all pending disputes, claims, causes of action, and disputes, including, but not limited to, claims for breach of contract, age discrimination, and violations of labor and/or employment laws. By executing this, Agreement, you and the Company are mutually releasing all claims, known and unknown, that might be asserted between and among you and the Company, including, any claims by, or against, any agents, officers, directors, stockholders, employees, attorneys, or warrant holders.

          1. Your last day of employment with the Company was July 20, 2001.

          2. You will be paid in regular semi-monthly payroll cycles for 124.97 hours of unused vacation ("vacation period") which equates to $13,518.39. A check for 56 hours of vacation will be issued immediately.

          3. You will be paid a severance of $9,375.00 in six (6) regular semi-monthly payroll cycles ("severance period") (totaling $56,250.00). These severance payments will start with the pay period ending August 31, 2001.

          4. The Company will pay your COBRA benefits through December 31, 2001.

          5. You will receive fully vested options on 160,000 shares of e-MedSoft.com stock at $.01 through the Company's 2000 Non-Qualified Stock Option and Stock Bonus Plan. Those will be registered and unrestricted shares. The shares will be delivered to you or your broker within five (5) business days of the execution of this agreement. On any given trading day, you may not trade more than 10,000 shares per day. For purposes of this provision, a trade shall constitute any sale, transfer, option, warrant, assignment, hedge, pledge, or loan concerning or relating to the subject shares. This limitation is not cumulative, that is, no matter what, on any given trading day you may not conduct a transaction in excess of 10,000 shares. Any such transaction in violation of this agreement shall cause the termination of all of your shares. Your broker must confirm that he/she will abide by these trading restrictions.

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          6. You will immediately dismiss and withdraw any complaint or claim you have made against the Company in any Court, Arbitration, or with any governmental body, and you shall dismiss and withdraw any complaint against any person associated with the Company, including any officer, director, shareholder, employee, attorney, or agent. You shall not file any such complaint.

          7. The Company and any person associated with the Company, including any officer, director, employee, attorney, or agent shall immediately dismiss and withdraw any complaint, investigation or claim they have made against you in any Court, Arbitration, or with any governmental body. The company shall not file any such complaint.

          8. You shall maintain the confidentiality of the Company's trade secrets and financial data.

          9. You will make yourself available to assist the Company in its litigation with VidiMedix. Such assistance will include, but not be limited to, meeting with Company counsel to discuss the facts of the case, executing truthful declarations (when necessary) regarding the facts of the case, offering truthful deposition or trial testimony regarding the facts of the case. You further agree that you will not discuss the facts of the case, or any matter relating to that case with any party (or any representative of any party, including any attorney, agent, or investigator) without the prior written consent of the Company unless otherwise order by a court of law.

After conferring with your advisor or legal counsel, please confirm that you are in agreement with these terms.

Sincerely,

/s/ John F. Andrews
John F. Andrews
Chairman and CEO


Agreed to and accepted by:

/s/ John Shepherd
--------------------------
John Shepherd

Attach.

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                         EXECUTIVE EMPLOYMENT AGREEMENT

          THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made by and between e-MedSoft.com, a Nevada corporation (the "Company"), and John
Shepherd ("Executive") as of the date of execution below and in view of the following:

          A. The Company is a corporation engaged in the business of providing computer software and services solutions to companies engaged in the business of providing health care services.

          B. Executive has expertise in the fields and potential fields in which the Company is engaged.

          C. The Company recognizes Executive's skills, judgment and ability and the Company believes Executive's experience, knowledge and abilities will be extremely valuable to the Company.

          ACCORDINGLY, the parties now agree as follows:

                                    Article 1
                                TERM OF AGREEMENT

          1.1 INITIAL TERM. The initial term of this Agreement (the "Term") shall begin on the date of execution and shall continue until the earlier of (a) the date on which it is terminated pursuant to Article 5 or (b) August 28, 2003.

          1.2 RENEWAL TERMS. Unless either party gives written notice to the other party of its election to terminate this Agreement at least sixty (60) days prior to the end of the then-current term, without further action by either party, this Agreement shall be renewed on August 28, 2003 and in each succeeding year for an additional term of one year until terminated pursuant to Article 5 (the "Additional Term").

                                    Article 2
                                   EMPLOYMENT

          2.1 EMPLOYMENT OF EXECUTIVE. The Company hereby hires Executive as its Chief Operating Officer. Executive hereby accepts such employment on the terms and conditions of this Agreement.

          2.2 DUTIES. Executive's duty shall be to manage the operations of the service portion of the Company's business by reporting to and following the direction of the Company's President and CEO or his designee. Notwithstanding the foregoing, Executive shall have at a minimum the duties and responsibilities commonly incident to the position of a Chief Operating Officer. The Company may reasonably request travel in connection with the business of the Company from time to time.

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          2.3    STANDARD OF PERFORMANCE. Executive agrees that he will at all times faithfully and industriously and to the best of his ability, experience and talents perform all of the duties that may be required of and from him pursuant to the terms of this Agreement. Executive acknowledges and understands that the Company's business is very private and confidential. Executive acknowledges and understands that the Company sincerely desires its activities to be conducted ethically, morally, legally and in an honorable and respectful manner. Executive agrees to be faithful to these purposes in carrying out his duties hereunder.

          2.4    EXCLUSIVE SERVICE. During the term of this Agreement:

                 (a) Executive shall devote all of his business time, energies and abilities to the performance of his duties under this Agreement (reasonable absences for illness and during holidays and vacations excepted).

                 (b) Executive shall not, without prior notice to the Company, render to others any substantial service of any kind that would materially interfere with Executive's fulfillment of his duties hereunder.

                 (c) Executive shall not, without prior notice to the Company, maintain any affiliation with, whether as an agent, consultant, Executive, officer, director, trustee or otherwise, nor shall he directly or indirectly render any services of any advisory nature or otherwise to, or participate or engage in, any other business or investment activity; provided, however, that Executive may continue to maintain any such directorships with companies that are not technology companies competitive with the business of Company. Notwithstanding the foregoing, Executive may engage in charitable or other business activities that do not directly or indirectly compete with the business of the Company.

                                    Article 3
                                  COMPENSATION

          3.1 SALARY. During the term of this Agreement, the Company shall pay to Executive an annual salary of not less than Two Hundred and Twenty Five Thousand Dollars ($225,000) in equal installments payable no less frequently than semi-monthly (the "Base Salary"). Executive shall be eligible to receive annual cost of living adjustments in conjunction with Employer's standard practices and procedures.

          3.2 BONUS. Executive shall be eligible to receive in addition to his Base Salary, annual incentive compensation up to 60% of his then current Base Salary. Said annual incentive compensation will be based on business and personal performance objectives as shall be determined by the President and CEO of the Company.

          3.3 FRINGE BENEFITS. Subject to Section 3.5 and upon satisfaction of the applicable eligibility requirements, Executive shall be entitled to all fringe benefits, which Company may make available from time to time for its executives. Such benefits shall include, without limitation, those available, if any, under any group insurance, pension or retirement plans or sick leave policy that may be developed by Company in the future.

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          3.4    VACATION. For calendar year 2000, Executive shall be entitled to four (4) weeks of vacation. Thereafter, during each subsequent calendar year of the Term and any Additional Term, Executive shall he entitled annually to four (4) weeks of vacation.

          3.5 DEDUCTIONS FROM COMPENSATION. The Company shall deduct and withhold from all compensation payable to Executive all amounts required to be withheld for social security, federal, state and other taxes and deductions as authorized by Executive or required by law.

          3.6 STOCK OPTIONS. Concurrent with the execution of this Agreement, Executive will be granted options to purchase 150,000 shares of e-MedSoft.com common stock at an exercise price equal to the closing price of e-MedSoft.com common stock as reported by The American Stock Exchange on such date. Eighty Thousand (80,000) of the Options will be granted under an accelerated vesting schedule as follows: (a) One Third (33.33%) will vest and become exercisable at the end of Sixty Days (60) from the date of the execution of this Agreement; (b) another One Third (33.33%) will vest and become exercisable at the end of Ninety Days (90) from the date of the execution of this Agreement; and (c) the remaining One Third (33.33%) will vest and become exercisable at the end of One Hundred Twenty Days (120) from the date of the execution of this Agreement. The remaining Seventy Thousand (70,000) Options granted shall be subject to the terms of the e-MedSoft.com Stock Option Plan. Among other things, the Plan provides that options granted under the Plan will become vested over a four year period, and exercisable as to portions of the Shares as follows: (a) on the First Vesting Date the Option will become vested and exercisable to one quarter (25%) of the Shares; and (b) at the end of the second year the Option will become vested and exercisable as to 50% of the Shares and (c) at the end of the third year the Option will become vested and exercisable as to 75% of the Shares; and the remaining shares will become vested following the fourth year.

          Executive will also be eligible to quarterly stock option grants which will be determined by the establishment of milestones which are critical to the success of the company. These milestones will fall into the categories of revenue recognition, margin, product delivery and customer service. The milestones will be established consistent with formal company objectives. The stock option milestones will be agreed to by the CEO and the executive prior to the commencement of the period in which executive is eligible. The annual pool will be 100,000 stock options, with the maximum award each quarter being 25,000 stock options based on performance against the objectives. The stock options granted will be subject to the terms of the e-MedSoft.com Stock Option Plan.

                                    Article 4
                            REIMBURSEMENT OF EXPENSES

          4.1 TRAVEL AND OTHER EXPENSES. Upon presentment of verifiable invoices and other reasonable documentation as may be requested by the Company, Executive shall be reimbursed for the reasonable costs and expenses that he incurs in connection with the performance of his duties and obligations under this Agreement.

                                    Article 5

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                                   TERMINATION

          5.1 TERMINATION DATE. The date on which this Agreement terminates shall be the "Termination Date." After the Termination Date, Executive shall cease to be employed by Company provided, however, that Executive shall be paid any and all compensation due from the Company for the entire Term or any Additional Term to the extent the provisions below so provide.

          5.2    TERMINATION BY THE COMPANY. Subject to the provisions of this
Section 5, the Company may terminate this Agreement at any time for any reason, either with or without "cause" (as that term is defined in Section 5.3 below. If the Company terminates Executive other than for "cause" or if the Company willfully breaches a material provision of this Agreement and fails to cure such breach within thirty (30) days of written notice from Executive, in addition to payment of Executive's Base Salary, accrued vacation and reimbursable expenses through the Termination Date, Executive shall be entitled to the following:

                 (a) SEVERANCE PAY. The Company shall pay Executive upon such termination a lump-sum amount equal to the greater of (1) the sum of twelve (12) months' of Executive's then current Base Salary, or (2) the sum of the monthly portion of the current salary times the number of months (including partial months) remaining until the Termination Date (the "Severance Pay"). Executive's entitlement to the Severance Pay shall not be subject to a duty to mitigate, nor shall the Company be entitled to any credit or right of set-off with respect to any compensation earned by Executive subsequent to the Termination Date.

          5.3 TERMINATION BY THE COMPANY FOR "CAUSE" For purposes, of this Agreement, termination for "cause" shall include termination of Executive by the Company for the following as determined by a majority vote of Company's Board; (a) a willful breach by Executive of any material provision of this Agreement that causes substantial damage to the Company and remains uncured by Executive within thirty (30) days of written notice of such breach from the Company, (b) a willful failure or refusal to perform Executive's duties hereunder that causes substantial damage to the Company and remains uncured by Executive within thirty (30) days of written notice of such breach from the Company, of (c) if Executive is convicted of a felony. In the event Executive is terminated for cause pursuant to this Section 5.3 prior to the conclusion of the Term of this Agreement, there shall be no further compensation of any kind and no fringe benefits of any kind payable to Executive subsequent to the Termination Date. In the event Executive is terminated pursuant to this Section
5.3 during any Additional Term, Executive shall receive all compensation and other benefits he would have otherwise received pursuant to Section 3 above during the remainder of the Additional Term.

          5.4 TERMINATION BY EXECUTIVE: Any termination by Executive of this Agreement during the Term shall be deemed to be in violation of this Agreement.

          5.5 OTHER TERMINATION EVENTS. This Agreement shall terminate at Executive's death.

          5.6    RETURN OF COMPANY PROPERTY AND PROCEEDS. Within five
(5) days after the Termination Date, Executive shall return to Company all products, books, records, forms,

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specifications, formulae, data processes, designs, papers, computer source codes, computer object codes, computer information, computer manuals, computer hardware, computer software and writings relating to the business of Company including without limitation proprietary or licensed computer programs, customer lists, billing and collection data, and customer data, and/or copies or duplicates thereof in Executive's possession or under Executive's control. Executive shall not retain any copies or duplicates of such property and all licenses granted to him by Company to use computer programs or software shall be revoked on the Termination Date.

                                    Article 6
                                   DISABILITY

          6.1 "DISABILITY PERIOD". For purposes of this Agreement, "Disability Period" means a continuous period of time of at least 180 days during which Executive suffers any physica1 or mental impairment that causes Executive to be unable to substantially perform the essential functions of Executive's position despite reasonable accommodation by the Company.

          6.2 DISABILITY PERIOD AND COMPENSATION. During any Disability Period, Executive shall be compensated as if he were fully employed hereunder. In all other circumstances, Executive shall not be compensated at all during any Disability Period.

          6.3 TERMINATION FOR DISABILITY OR ABSENCE. Notwithstanding any provision of this Agreement to the contrary, if Executive has been absent from his employment, for any reason, for a continuous period of more than 180 days, the Company may treat such activity as a termination by Executive and the Company may terminate this Agreement at that time by giving notice to Executive specifying the Termination Date. In such a circumstance, the Company shall not be obligated in any way, shape or form to compensate Executive further.

                                    Article 7
                                 NON-COMPETITION

          During the term of this Agreement, Executive shall not, without the prior written consent of Company's Board of Directors, directly or indirectly render services of a business, professional, or commercial nature to any person or firm, whether for compensation or otherwise, or engage in any activity directly or indirectly competitive with or adverse to the business or welfare of Company, whether alone, as a partner, or as an officer, director, Executive, consultant or stockholder (other than as a passive investor of no more than 5% in a publicly traded company, whether or not it competes with the Company).

                                    Article 8
                            CONFIDENTIAL INFORMATION

          8.1 TRADE SECRETS OF THE COMPANY. Executive understands that, during the term of this Agreement, he will develop, have access to and become acquainted with significant and valuable proprietary trade secrets which are owned by the Company and/or its affiliates and which are regularly used in the operation of the businesses of such entities. Executive shall not disclose such trade secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment by the Company. All

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files, contracts, manuals, reports, letters, forms, documents, notes, notebooks, lists, records, documents, customer lists, vendor lists, purchase information, designs, computer programs, computer source codes, computer object codes and similar items and information relating to the businesses of such entities, whether prepared by Executive or otherwise and whether now existing or prepared at a future time, coming into his possession shall remain the exclusive property of the Company, and shall not be removed for purposes other than work-related from the premises where the work of Company is conducted, except with the prior written authorization by the Board of Directors of the Company.

          8.2 CONFIDENTIAL DATA OF THE CUSTOMER OF THE COMPANY. Executive, in the course of his duties, will have access to and become acquainted with financial, accounting, statistical, and personal data of customers of the Company and of their affiliates and/or of other persons the Company does business with from time to time. All such data is confidential and shall not be disclosed, directly or indirectly, or used by Executive in any way, either during the term of this Agreement (except as required in the course of his employment by the Company) or at any time thereafter. Executive shall comply with all laws and regulations appertaining to the sanctity of others' property, both intellectual and otherwise.

          8.3 CONFIDENTIALITY PROGRAM. As an executive of the Company, Executive shall take such steps and shall adopt and/or implement such policies and programs as may be necessary to protect and to cause all trade secrets and other confidential information of the Company to be protected including placing all computer source and object codes into a secure environment. Executive shall take such steps and shall adopt and/or implement such policies and programs as may be necessary to cause all subordinate executives of the Company to protect the trade secrets and other confidential information of the Company, its affiliates and customers.

          8.4 CONTINUING EFFECT. The provisions of this Article 8 shall survive the termination of this Agreement.

                                    Article 9
                                OTHER PROVISIONS

          9.1 COMPLIANCE WITH OTHER AGREEMENTS. Executive represents and warrants to the Company that the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term of provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which Executive is a party or by which he is bound, including without limitation any agreement restricting the sale of products similar to Company's products in any geographic location or otherwise. Executive intends that Company shall rely on his representation and warranty and that such representation and warranty shall survive this date.

          9.2 DIRECTORS AND OFFICERS INDEMNITY AGREEMENT. The Company shall provide Executive with a Directors and Officers Indemnity Agreement to be mutually agreed between Executive and the Board.

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          9.3    ARBITRATION. Any dispute arising out of or relating to this
Agreement shall be submitted to arbitration in Los Angeles County, California, before a sole arbitrator (the "Arbitrator") selected from the American Arbitration Association ("AAA"), and shall be conducted in accordance with the AAA's Employment Dispute Resolution Rules (including the Expedited Labor Arbitration Procedures) and the provisions of California Code of Civil Procedure
Section 1280 ET SEQ. as the exclusive remedy of such dispute; PROVIDED HOWEVER, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including permanent injunctive relief or specific performance or both, and the Arbitrator is hereby empowered to award such relief. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

          9.4 ATTORNEYS' FEES. If either party brings legal action or suit to enforce the provisions of this Agreement or to secure damages for breach, the prevailing party shall be entitled to reasonable attorneys' fees actually incurred.

          9.5 NON-DELEGABLE DUTIES. This is a contract for Executive's personal services. The duties of Executive under this Agreement are personal and may not be delegated or transferred in any manner whatsoever. Executive's rights under this Agreement are personal and such rights shall not be subject to involuntary alienation, assignment or transfer during Executive's life.

          9.6 ENTIRE AGREEMENT. This Agreement is the only Agreement between the parties with respect to the subject matter of this Agreement, and any claims that there have been other agreements, summaries of agreements, understandings, representations or warranties between the parties with respect to such subject matter shall be rejected in that the parties hereby deem such prior agreements as having been superseded and terminated by this Agreement. The parties agree that there have been absolutely no prior oral agreements, understandings or warranties discussed between the parties that conflict in any manner with this Agreement.

          9.7 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of California and any dispute hereunder which is permitted under Section 9.3 above to be litigated shall be litigated in the state and federal courts situated in Los Angeles, California.

          9.8 SEVERABLE PROVISIONS. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

          9.9 EFFECT OF WAIVER. The waiver by either party of any breach of any term, promise or condition of this Agreement shall not constitute a waiver of any subsequent breach of the same or any other term, promise or condition. The failure by either party to enforce any right for a period of time shall not constitute a waiver of such right or of any term, promise or condition of this Agreement.

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          9.10   BINDING EFFECT. Subject to Section 9.5, this Agreement shall inure to the benefit of, shall be enforceable by and shall be binding upon Company, its successors and assigns.

          9.11 REFERENCE TO ARTICLES AND SECTIONS. All references no Articles, Sections and subsections refer to Articles, Sections and subsections of Sections of this Agreement, unless the context expressly indicates otherwise.

          9.12 CAPTIONS. Captions of Articles and Sections of this Agreement are solely for the convenience of the parties and shall not limit, describe, or affect the substance or scope of any provision of this Agreement.

     IN WITNESS WHEREOF, the party hereto have duly executed this Employment Agreement as of the 30 day of August, 2000.

                                   e-MedSoft.com


                                   /s/ John F. Andrews
                                   -------------------------------------
                                   John F. Andrews
                                   Chief Executive Officer


                                   EXECUTIVE

                                   /s/ John Shepherd
                                   -------------------------------------
                                   John Shepherd

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